Exhibit 8.1

HARMONY’S SIGNIFICANT and PRINCIPAL SUBSIDIARIES

The following subsidiaries are regarded as principal subsidiaries of Harmony as they own the mining operations:

Evander Gold Mines Limited
Randfontein Estates Limited
Kalahari Goldridge Mining Company Limited
African Rainbow Minerals Gold Limited
ARMgold/Harmony Freegold Joint Venture Company (Pty) Limited
Avgold Limited

The following subsidiaries are significant to Harmony with respect of percentage of revenue (20+) (calculated on IFRS figures as reported in the Annual Report 2004):

Randfontein Estates Limited
ARMgold/Harmony Freegold Joint Venture Company (Pty) Limited

The following companies that don’t meet the 20% revenue criteria are significant with resprect to the potential earnings, currently locked in reserves:

Avgold Limited

The following companies are significant as they act as investment companies, holding shares in either mining companies or other listed investment:

Harmony Gold Australia (Pty) Limited (holding company of all the Australian companies) Clidet 454 (Pty) Limited

Lydenburg Exploration is no longer considered to be significant to Harmony.